                                                                  EXECUTION COPY

                                    Exhibit 2








================================================================================


                          SECURITIES PURCHASE AGREEMENT



                                 BY AND BETWEEN



               THE INVESTORS LISTED ON THE SIGNATURE PAGES HERETO

                                       AND

                            ALLOS THERAPEUTICS, INC.

                                  MARCH 2, 2005



================================================================================

                            ALLOS THERAPEUTICS, INC.

                          SECURITIES PURCHASE AGREEMENT

                            Dated as of March 2, 2005

TO THE INVESTORS LISTED
  ON THE SIGNATURE PAGES HERETO

Ladies and Gentlemen:

                  Allos Therapeutics, Inc., a Delaware corporation (the "Company"), hereby agrees with each of the Investors (each an "Investor" and collectively the "Investors") listed on the signature pages to this Securities Purchase Agreement, dated as of March 2, 2005 (this "Agreement"), as follows:

SECTION 1. INTERPRETATION OF THIS AGREEMENT

                  1.1. Defined Terms

                  As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

                  Additional Shares: shall have the meaning set forth in
Section 2.5.

                  Affiliate: shall mean any Person or entity, directly or indirectly, controlling, controlled by or under common control with such Person or entity.

                  Agreement: shall have the meaning set forth in the Introduction hereto.

                  Board:  shall have the meaning set forth in Section 3.3(c).

                  Business Day: shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close.

                  Certificate of Designations: shall mean the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Exchangeable Preferred Stock of the Company, a copy of which is attached hereto as Exhibit B.

                  Closing:  shall have the meaning set forth in Section 2.3.

                  Closing Date: shall have the meaning set forth in Section 2.3.

                  Code: shall mean the Internal Revenue Code of 1986, as amended.

                  Common Stock: shall mean the common stock, par value $0.001 per share, of the Company.

                  Company: shall have the meaning set forth in the Introduction hereto.

                  Company SEC Reports: shall have the meaning set forth in
Section 3.7.

                  Contract: shall mean any material agreement, contract, commitment, understanding, arrangement, restriction or other instrument to which the Company is currently a party, and which is or was required to be filed as an exhibit to any Company SEC Report.

                  DGCL:  shall mean the Delaware General Corporation Law.

                  Environmental Laws: shall mean federal, state, local and foreign laws, regulations, and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health and safety.

                  Exchange: shall mean the exchange of the Exchangeable Preferred Stock for shares of Common Stock in accordance with the terms of the Certificate of Designations.

                  Exchange Act: shall mean the Securities Exchange Act of 1934, as amended.

                  Exchange Date Shares: shall have the meaning set forth in
Section 5.4(a).

                  Exchange Shares: shall mean those shares of Common Stock to be issued upon exchange of the Exchangeable Preferred Stock.

                  Exchangeable Preferred Stock: shall have the meaning set forth in Section 2.1(a).

                  FDA: shall mean the United States Food and Drug
Administration.

                  Filed Company SEC Reports: shall have the meaning set forth in
Section 3.7.

                  GAAP:  shall have the meaning set forth in Section 3.7.

                  Governmental Authority: shall mean the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  HSR Act: shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  Initial Closing: shall have the meaning set forth in
Section 2.3.

                  Initial Closing Date: shall have the meaning set forth in
Section 2.3

                  Intellectual Property: shall mean all of the following, owned or used primarily in the current or contemplated business of the Company: (i) registered and unregistered trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable and unpatentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, compounds, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Company's Web sites; (vii) rights under all agreements relating to the foregoing; (viii) books and records pertaining to the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

                  Institutional Investors: shall have the meaning set forth in
Section 2.5.

                  Investor(s): shall have the meaning set forth in the Introduction hereto.

                  Investor Designees: shall have the meaning set forth in
Section 5.4(a).

                  Majority Investors: shall mean the Investors having commitments to purchase at least 70% of the Shares at the Initial Closing.

                  Material Adverse Effect: shall mean, collectively, a material adverse effect on, or a material adverse change in, or group of such effects on or changes in the business, properties, business prospects, assets, liabilities, operations or condition (financial or otherwise) of the Company taken as a whole.

                  NASD: shall mean National Association of Securities Dealers, Inc.

                  NASDAQ Stock Market: shall have the meaning set forth in
Section 3.23.

                  Organizational Documents: shall have the meaning set forth in
Section 3.1(a).

                  Owns, Own, Owned: shall mean the aggregate beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of an Investor and any of its Affiliates.

                  Person: shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

                  Preferred Stock: shall mean the preferred stock, par value $0.001 per share, of the Company.

                  Preferred Stock Purchase Price: shall mean $22.10 per share.

                  Product: shall have the meaning set forth in Section 3.29.

                  Prospectus: shall have the meaning set forth in Section 3.18.

                  Proposed Securities: shall have the meaning set forth in
Section 5.5(a)(1).

                  Proxy Statement: shall have the meaning set forth in
Section 5.6(b).

                  Registration Rights Agreement: shall have the meaning set forth in Section 6.7.

                  Registration Statement: shall have the meaning set forth in
Section 3.18.

                  Rights Amendment: shall have the meaning set forth in
Section 6.9.

                  Sarbanes-Oxley Act: shall mean the Sarbanes-Oxley Act of 2002.

                  SEC: shall mean the Securities and Exchange Commission.

                  Securities Act: shall mean the Securities Act of 1933, as amended.

                  Shares: shall mean the shares of Exchangeable Preferred Stock to be purchased by the Investors hereunder.

                  Standstill Agreement: shall have the meaning set forth in
Section 6.8.

                  Subsequent Closing: shall have the meaning set forth in
Section 2.3

                  Subsidiary: shall mean an entity of which a Person owns, directly or indirectly, more than 50% of the Voting Stock.

                  Stockholder Approval: shall have the meaning set forth in
Section 5.6(b).

                  Takeover Statute: shall mean any corporate takeover provision under laws of the State of Delaware or any other state or federal "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation.

                  Voting Stock: shall mean securities of any class or classes of an entity, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

                  WP: shall mean Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership.

SECTION 2. AUTHORIZATION OF SHARES; PURCHASE AND SALE OF SHARES

                  2.1. Authorization of Shares

                  On or prior to the Initial Closing, the Company shall have authorized the sale and issuance of up to an aggregate of two million seven hundred fourteen thousand nine hundred thirty-two (2,714,932) shares of its Series A Exchangeable Preferred Stock, par value $0.001 per share (the "Exchangeable Preferred Stock"), on the terms and conditions set forth in this

Agreement. The terms, limitations and relative rights and preferences of the Exchangeable Preferred Stock shall be as set forth in the Certificate of Designations.

                  2.2. Issuance of Shares

                  Subject to the terms and conditions set forth in this Agreement, and in reliance upon the Company's and the Investors' representations set forth below, at the Initial Closing, the Company shall sell to the Investors, and the Investors shall purchase from the Company, the number of shares of Exchangeable Preferred Stock set forth opposite each Investor's respective name on Exhibit A, at a purchase price equal to the Preferred Stock Purchase Price per share.

                  2.3. Closing and Closing Date

                  The closing of the transactions contemplated by Section 2.2 (the "Initial Closing") shall take place at 10:00 A.M., New York City time, on the first Business Day following the date on which the last to be fulfilled or waived of the conditions set forth in Sections 6 and 7 hereof shall have been fulfilled or waived in accordance with this Agreement, or on such earlier date as may be mutually agreed by the Company and the Majority Investors (the "Initial Closing Date"), at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, or such other location as the Majority Investors and the Company shall mutually select. The subsequent closing(s) of the sale and purchase of Shares as set forth in Section 2.5 below shall take place at such time and place as the Company and the Investors participating therein shall mutually agree (a "Subsequent Closing") (the Initial Closing and any Subsequent Closing shall collectively be referred to herein as a "Closing" and each such date is referred to as a "Closing Date"). The Company's agreement with each Investor is a separate agreement and the sales to each Investor are separate sales.

                  2.4. Delivery

                  The sale and purchase of the Shares shall be effected on the applicable Closing Date by the Company executing and delivering to each Investor, duly registered in such Investor's name, duly executed stock certificates evidencing the Shares being purchased by it, against payment of the purchase price therefore by wire transfer of immediately available funds to such account as the Company shall designate in writing.

                  2.5. Subsequent Sales of Shares.

                  At any time on or before March 8, 2005, the Company may sell up to the balance of the authorized shares of Exchangeable Preferred Stock authorized for sale as set forth in Section 2.1 above that are not sold to the Investors at the Initial Closing (the "Additional Shares") to not more than three (3) institutional investors (the "Institutional Investors") each Owning more than four percent (4%) of the Common Stock outstanding on the date of this Agreement (as certified by such Institutional Investors in writing). All such sales shall be made on the terms and conditions set forth in this Agreement, and
(i) the representations and warranties of the Company set forth in Section 3 hereof (and the Disclosure Schedule) shall speak as of the Initial Closing and the Company shall have no obligation to update any such disclosure, and (ii) the representations and warranties of the Institutional Investors in Section 4 hereof shall speak as of such Subsequent Closing. Not more than an aggregate of four hundred fifty-two thousand four hundred eighty-nine (452,489) Additional Shares of Exchangeable Preferred Stock may be sold to the Institutional Investors, and no Institutional Investor shall acquire more than the number of shares of Exchangeable Preferred Stock that results in such Institutional Investor Owning the same percentage of the Company's outstanding Common Stock (including, for purposes of this determination, all shares of Common Stock issuable upon exchange of the Exchangeable Preferred Stock) immediately after the Subsequent Closing (assuming, for purposes of this determination, the issuance of all shares of Exchangeable Preferred Stock authorized for sale pursuant to Section 2.1) as such Institutional Investor Owned on the date of this Agreement (as certified by such Institutional Investor in writing). The signature pages to this Agreement may be amended by the Company without the consent of the Investors to include any Institutional Investors upon the execution by such Institutional Investors of a counterpart signature page hereto. Any Shares sold pursuant to this Section 2.5 shall be deemed to be "Shares" for all purposes under this Agreement and any Institutional Investors shall be deemed to be "Investors" for all purposes under this Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the Disclosure Schedule delivered by the Company to the Investors at the Initial Closing or any Subsequent Closing, as the case may be, the Company represents and warrants to the Investors as of the date of this Agreement (or, if made as of a specified date, as of such date) that:

                  3.1. Corporate Organization

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Attached hereto as Exhibits C and D, respectively, are true and complete copies of the Restated Certificate of Incorporation and By-laws of the Company, as amended through the date hereof (collectively, the "Organizational Documents").

                  (b) The Company has all requisite corporate power and authority to carry on its business as now conducted. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

                  (c) The Company has filed all necessary documents to qualify to do business as a foreign corporation in each jurisdiction in which the conduct of the Company's business or the nature of the property owned requires such qualification, except where the failure to so qualify would not be reasonably likely to have a Material Adverse Effect.

                  3.2. Subsidiaries

                  The Company has no subsidiaries and no equity interests or investments in any partnership, trust or other entity or organization.

                  3.3. Capitalization

                  (a) The authorized capital stock of the Company, immediately prior to the Initial Closing, shall consist of (i) 75,000,000 shares of Common Stock and (ii) 10,000,000 shares of Preferred Stock, of which 2,714,932 shares shall be designated as Exchangeable Preferred Stock and 1,000,000 shares shall be designated as Series A Junior Participating Preferred Stock. As of March 2, 2005, the issued and outstanding shares of capital stock of the Company consisted of 31,175,783 shares of Common Stock and no shares of Preferred Stock.

                  (b) All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom. As of the Initial Closing Date, the Shares will be duly authorized and, upon issuance, sale and delivery as contemplated by this Agreement, the Shares will be validly issued, fully paid and non-assessable securities of the Company. Upon their issuance in accordance with the terms of the Exchangeable Preferred Stock, the shares of Common Stock issuable upon exchange of the Exchangeable Preferred Stock will be free and clear of any and all security interests, pledges, liens, charges, claims, options, restrictions on transfer, preemptive or similar rights, proxies and voting or other agreements, or other encumbrances of any nature whatsoever, except for those provided for herein or otherwise created or imposed upon the Investors and other than restrictions on transfer imposed by federal or state securities laws, and except as set forth in the Standstill Agreement.

                  (c) On the Initial Closing Date, except for the Exchangeable Preferred Stock and except as disclosed in the Filed Company SEC Reports, there will be no shares of Common Stock or any other equity security of the Company issuable upon conversion, exchange or exercise of any outstanding security of the Company, nor will there be any rights, options, calls or warrants outstanding or other agreements to acquire shares of Common Stock nor will the Company be contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares. Except to the extent otherwise provided in this Agreement or the Standstill Agreement or as disclosed in the Filed Company SEC Reports, (i) no stockholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company and no stockholder of the Company has any rights, contractual or otherwise, to designate members of the Company's Board of Directors (the "Board"), other than in accordance with the DGCL, and (ii) there are no stockholder, voting or other agreements relating to the rights and obligations of the Company's stockholders.

                  3.4. Corporate Proceedings, etc.

                  The Company has authorized the execution, delivery and performance of this Agreement and each of the transactions and agreements contemplated hereby. No other corporate action is necessary to authorize such execution, delivery and performance of this Agreement, and upon such execution and delivery, this Agreement shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity. The Company has authorized the issuance and delivery of the Shares in accordance with this Agreement and, subject to the issuance of the Shares, the Company has reserved for issuance shares of Common Stock initially issuable upon exchange of the Shares.

                  3.5. Consents and Approvals

                  Except as otherwise provided in this Agreement, the execution and delivery by the Company of this Agreement, the issuance of any of the Shares, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not require the Company to obtain any consent, approval, clearance or action of, or make any filing, submission or registration with, or give any notice to, any governmental authority or judicial authority.

                  3.6. Absence of Defaults, Conflicts, etc.

                  (a) The execution and delivery of this Agreement by the Company does not, and the fulfillment of the terms hereof and thereof by the Company, and the issuance, sale and delivery of the Shares will not, (i) violate or conflict with the Organizational Documents; (ii) result in a breach of any of the terms, conditions or provisions of, or constitute a default (with or without the giving of notice or the passage of time (or both)) under, or result in the modification of, or permit the acceleration of rights under or termination of, any Contract of the Company; (iii) violate any law, ordinance, standard, judgment, rule or regulation of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over the Company or over its properties or business; or (iv) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company, except, in the cases of clauses (ii), (iii) or (iv), where such event would not be reasonably likely to have a Material Adverse Effect.

                  (b) The Company is not in default under or in violation of (and no event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a default under) (i) the Company's Organizational Documents, (ii) any Contract of the Company, (iii) any license, permit or authorization to which the Company is a party or by which it may be bound or (iv) any order, writ, injunction or decree of any court or any Federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality except, in the case of clause (ii), (iii) or (iv), for defaults or violations which would not be reasonably likely to have a Material Adverse Effect. Each Contract of the Company is valid, binding and enforceable against the Company and, to the Company's best knowledge, the other parties thereto, in accordance with its terms, and in full force and effect on the date hereof.

                  3.7. Reports and Financial Statements

                  The Company has furnished or made available to the Investors, via its EDGAR filings with the SEC, true and complete copies of the Company's
(i) Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, December 31, 2002, December 31, 2001, and December 31, 2000, as amended, as filed with the SEC, (ii) proxy statements, as amended, related to all meetings of its stockholders (whether annual or special) held since March 27, 2000, and
(iii) all other reports filed with or registration statements declared effective by the SEC since March 27, 2000, except registration statements on Form S-8 relating to employee benefit plans, which are all the documents (other than preliminary material) that the Company was required to file with the SEC since that date (the documents referred to in clauses (i) through (iii), together with all accompanying exhibits and all information incorporated therein by reference, being referred to herein collectively as the "Company SEC Reports"). The Company has timely made all filings and furnishings with the SEC required of the Company pursuant to the Exchange Act during the 12 months preceding the date of this Agreement. As of their respective dates, the Company SEC Reports were duly filed or furnished with the SEC and complied in all material respects with the requirements of the Sarbanes-Oxley Act, the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC and NASDAQ Stock Market thereunder applicable to such Company SEC Reports. Except to the extent that information contained in any Company SEC Report filed or furnished with the SEC and made publicly available prior to the date of this Agreement (a "Filed Company SEC Report") has been revised or superseded by a later Filed Company SEC Report, as of their respective dates, none of the Filed Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements included in the Filed Company SEC Reports comply in all material respects with applicable accounting requirements of the Securities Act or the Exchange Act and with the published rules and regulations of the SEC with respect thereto. The financial statements (including the schedules and notes thereto) included in the Company's SEC Reports (i) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated, except as disclosed therein, and (ii) present fairly, in all material respects, the financial position of the Company as at the dates thereof and the results of its operations and cash flow for the periods then ended, except that the unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein and are subject to normal year-end audit adjustments.

                  3.8. Absence of Certain Developments

                  Except as disclosed in the Filed Company SEC Reports, since December 31, 2003, there has been no (i) change or event which is reasonably likely to have a Material Adverse Effect, (ii) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, (iii) issuance of capital stock (other than pursuant to (1) the exercise of options, warrants, or convertible securities outstanding at such date or (2) employee benefit plans) or options, warrants or rights to acquire capital stock (other than the rights granted pursuant to employee benefit plans), (iv) material loss, destruction or damage to any property of the Company, whether or not insured, (v) acceleration of any indebtedness for borrowed money or the refunding of any such indebtedness, (vi) labor trouble involving the Company or any material change in its personnel or the terms and conditions of employment, (vii) waiver of any valuable right in favor of the Company, (viii) loan or extension of credit to any officer of the Company or to any employee of the Company in an amount in excess of $25,000 or (ix) acquisition or disposition of any material assets (or any contract or arrangement therefore) or any other material transaction by the Company otherwise than for fair value in the ordinary course of business.

                  3.9. Compliance with Law

                  (a) The Company is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, including without limitation laws or regulations relating to the environment or to occupational health and safety, except for violations that would not be reasonably likely to have a Material Adverse Effect, and no material expenditures are known to be or expected to be required in order to cause its current operations or properties to comply with any such laws, ordinances, governmental rules or regulations, except such expenditures as may be required in order for the Company to comply with Section 404 of the Sarbanes-Oxley Act.

                  (b) The Company has all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its business in the manner described in the Filed Company SEC Reports, which if violated or not obtained would be reasonably likely to have a Material Adverse Effect. The Company has not been finally denied any application for any such licenses, permits, franchises or other governmental authorizations necessary to its business.

                  (c) The Company has not received any written notice from the FDA or any other federal, state or foreign regulatory agency questioning the manufacturing practices of any of the Company's contractors and the Company is not aware of any intent to deliver any such written notice.

                  (d) The Company is in material compliance with and is taking all action required for the Company to remain in material compliance with all provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and all provisions of the NASDAQ Stock Market, in each case as to which the Company is required to be in compliance.

                  3.10. Litigation

                  Except as disclosed in the Filed Company SEC Reports, there is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its properties, assets or business which would be reasonably likely to have a Material Adverse Effect. The Company is not subject to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign).

                  3.11. Absence of Undisclosed Liabilities

                  Except as disclosed in the Filed Company SEC Reports, subsequent to the respective dates as of which such information is given in the Filed Company SEC Reports, the Company has not incurred any liability or obligation, direct or contingent, or entered into any transaction, not in the ordinary course of business, that is material to the Company taken as a whole, and there has not been any change in the capital stock, or material increase in the short-term or long-term debt, of the Company taken as a whole.

                  3.12. Employees

                  (a) The Company is not engaged in any unfair labor practice or discriminatory employment practice and no complaint of any such practice against the Company has been filed or, to the best of the Company's knowledge, threatened to be filed with or by the National Labor Relations Board, the Equal

Employment Opportunity Commission or any other administrative agency, federal or state, that regulates labor or employment practices, nor is any grievance filed or, to the best of the Company's knowledge, threatened to be filed, against the Company by any employee pursuant to any collective bargaining or other employment agreement to which the Company is a party or is bound which, in any such case, would be reasonably likely to have a Material Adverse Effect. The Company is in compliance with all applicable foreign, federal, state and local laws and regulations regarding occupational safety and health standards except to the extent that noncompliance would not be reasonably likely to have a Material Adverse Effect, and has received no complaints from any foreign, federal, state or local agency or regulatory body alleging such violations of any such laws and regulations.

                  (b) The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

                  3.13. Tax Matters

                  There are no federal, state, county or local taxes due and payable by the Company which have not been paid or will not be paid prior to the time they become delinquent. The Company has duly filed (except in cases where valid extensions have been obtained) all federal, state, county and local tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. No tax deficiency has been determined adversely to the Company which would be reasonably likely to have Material Adverse Effect. The Company is not currently subject to a federal or state tax audit of any kind.

                  3.14. Intellectual Property

                  (a) The Company owns all right, title and interest in and to, or has a valid and enforceable license to use all the Intellectual Property used by it in connection with its business, which represents all intellectual property rights necessary to the conduct of its business as now conducted and presently contemplated, except where the failure to own or license such Intellectual Property would not be reasonably likely to have a Material Adverse Effect. The Company is not in breach of any license agreement concerning the Company's Intellectual Property, including the agreements between or among the Company and the Center for Innovating Technology, the Virginia Commonwealth University or the Virginia Commonwealth University Intellectual Property Foundation, except for breaches that would not be reasonably likely to have a Material Adverse Effect. Except as disclosed in the Filed Company SEC Reports, to the best knowledge of the Company, there are no conflicts with or infringements of any Intellectual Property by any third party, except for conflicts or infringements that would not be reasonably likely to have a Material Adverse Effect. To the knowledge of the Company, the conduct of the business of the Company as currently conducted or contemplated does not conflict with or infringe any proprietary right of any third party, except for conflicts or infringements that would not be reasonably likely to have a Material Adverse Effect. There is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company: (i) alleging any such conflict or infringement with any third party's proprietary rights or (ii) challenging the Company's ownership or use of, or the validity or enforceability of any Intellectual Property.

                  (b) To the Company's knowledge, no present or former employee, officer or director of the Company, or agent or outside contractor of the Company, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property, except those formally assigned or transferred to the Company by such employees, officers or directors. No person has claimed rights to any patent owned by or licensed to the Company by reason of being an inventor or co-inventor of any claim in such patents, other than the inventors named on each such patent, and all such inventors have duly assigned their rights to the patents to the Company or the assignor or licensor of such patents to the Company.

                  (c) Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of and consultants to the Company will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract (including covenants or commitments of any nature) which any of such employees or consultants is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company, except those formally assigned or transferred to the Company by such employees.

                  (d) To the Company's knowledge: (i) no trade secret of the Company has been used, disclosed or appropriated to the detriment of the Company or for the benefit of any Person other than the Company; and (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Company, except in the cases of clauses (i) and (ii) as would not be reasonably likely to have a Material Adverse Effect. All employees of the Company have executed agreements acknowledging their obligation to assign all inventions made in the course of their employment to the Company.

                  (e) Each employee, consultant and contractor of the Company who has had access to confidential information of the Company which is necessary for the conduct of the Company's business as currently conducted or as currently proposed to be conducted has executed an agreement to maintain the confidentiality of such confidential information and has executed appropriate agreements that are substantially consistent with the Company's standard forms thereof.

                  3.15. Title to Tangible Assets

                  The Company has good and marketable title to its properties and assets and good title to all its leasehold estates, in each case except as disclosed in the Filed Company SEC Reports subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than or resulting from taxes which have not yet become delinquent and minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company and which have not arisen otherwise than in the ordinary course of business.

                  3.16. Condition of Properties

                  The property, assets and operations of the Company comply with all applicable ordinances, regulations and laws, except where the failure to so comply would not be reasonably likely to have a Material Adverse Effect.

                  3.17. Transactions with Related Parties

                  Except as disclosed in the Filed Company SEC Reports, the Company is not a party to any agreement with any of the Company's directors, officers or stockholders or any Affiliate or family member of any of the foregoing under which it: (i) leases any real or personal property (either to or from such Person); (ii) licenses technology (either to or from such Person);
(iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (iv) purchases products or services from such Person; or (v) has borrowed money from or lent money to such Person. The Company does not employ as an employee or engage as a consultant any family member of any of the Company's directors, officers or stockholders. Except as set forth in the Standstill Agreement, to the best knowledge of the Company, there exist no agreements among stockholders of the Company to act in concert with respect to the voting or holding of the Company's securities.

                  3.18. Registration Statement and Prospectus

                  A registration statement on Form S-3 (File No. 333-113353) (the "Registration Statement") with respect to the Shares has been prepared by the Company in conformity with the requirements of the Securities Act and the rules and regulations of the SEC thereunder and has been filed with the Commission under the Securities Act. The Registration Statement, which shall be deemed to include all information omitted therefrom in reliance upon Rule 430A and contained in the Prospectus referred to below, has been declared effective by the SEC under the Securities Act and no post-effective amendment to the Registration Statement has been filed as of the date of this Agreement. The form of the prospectus filed by the Company with the SEC pursuant to its Rule 424(b) and Rule 430A and dated April 21, 2004, is herein referred to as the "Prospectus."

                  The SEC has not issued an order preventing or suspending the use of the Prospectus relating to the offering of the Shares nor instituted proceedings for that purpose. The Registration Statement and the Prospectus contain all statements which are required to be stated therein by, and in all respects conform, as the case may be, to the requirements of the Securities Act and the rules and regulations of the SEC thereunder. Neither the Registration Statement nor any amendment thereto, nor the Prospectus, contains, as the case may be, any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  3.19. Registration Rights

                  Except as disclosed in the Filed Company SEC Reports and pursuant to the Registration Rights Agreement, the Company will not, as of the Initial Closing Date, be under any obligation to register any of its securities under the Securities Act.

                  3.20. Brokerage

                  Except for fees payable pursuant to that certain letter agreement dated February 24, 2005, by and between the Company and Needham & Company, a copy of which has been provided to WP, there are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company and the Company agrees to indemnify and hold the Investors harmless against any costs or damages incurred as a result of any such claim.

                  3.21. Illegal or Unauthorized Payments; Political
Contributions

                  Neither the Company nor, to the best of the Company's knowledge (after reasonable inquiry of its officers and directors), any of the officers, directors, employees, agents or other representatives of the Company or any other business entity or enterprise with which the Company is or has been affiliated or associated, has, directly or indirectly taken any action prohibited by Section 30A of the Exchange Act.

                  3.22. Takeover Statute

                  The Board has taken all action necessary to approve the transactions contemplated hereby, as it relates to the Investors, for the purposes of the provisions of Section 203 of the DGCL. To the Company's knowledge, no other Takeover Statute is applicable to the transactions contemplated hereby.

                  3.23. NASDAQ Compliance

                   The Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and is listed on The NASDAQ National Market (the "NASDAQ Stock Market"), and trading in the Common Stock has not been suspended and the Company has taken no action designed to, or that is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ Stock Market, nor has the Company received any notification that the SEC or the NASD is contemplating terminating such registration or listing. To the best of the Company's knowledge, the Company and the Common Stock meet the criteria for continued listing and trading on the NASDAQ Stock Market.

                  3.24. Reporting Status

                  The Company is currently eligible to register the resale of Common Stock in a secondary offering on a registration statement on Form S-3 under the Securities Act.

                  3.25. No Manipulation of Common Stock

                  The Company has not taken and will not take any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares or the Exchange Shares.

                  3.26. Accountants

                  PricewaterhouseCoopers LLP has advised the Company that it is, and to the best knowledge of the Company it is, an independent accountant as required by the Sarbanes-Oxley Act, the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                  3.27. Internal Accounting Controls

                  The Company maintains a system of internal accounting controls sufficient, in the judgment of the management of the Company, to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability;
(iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  3.28. Environmental Matters

                  To its knowledge, the Company is in compliance with all applicable Environmental Laws, except where any failure to comply would not be reasonably likely to have a Material Adverse Effect. There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or to the Company's knowledge threatened against the Company pursuant to Environmental Laws. To the Company's knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which could reasonably be expected to prevent compliance with, or which have given rise to or will give rise to liability which would have a Material Adverse Effect, under Environmental Laws.

                  3.29. FDA Approval

                  After due investigation, (i) the Company has no knowledge that any Governmental Authority, including, but not limited to, the FDA, will ultimately prohibit the marketing, sale, license or use in the United States or elsewhere of any product (including, but not limited to, EFAPROXYN) proposed to be developed, produced or marketed by the Company (each, a "Product"), (ii) to the Company's knowledge, the FDA has not prohibited any product or process from being marketed or used in the United States which product or process is substantially similar in function or composition to the Company's lead product candidate, EFAPROXYN, (iii) the Company has no Product on clinical hold nor does the Company have any reason to expect that any Product is reasonably likely to be placed on clinical hold, (iv) the Company has made available to WP all submissions to the FDA and the FDA responses (and other material correspondence received from or submitted to the FDA), including, but not limited to, all FDA warning letters, regulatory letters and notice of adverse finding letters and the relevant responses, received by the Company or any agent thereof relative to the development of its Products, including, but not limited to, EFAPROXYN, (v) none of the Company or its Affiliates or, to the Company's knowledge, its employees or agents, has ever been sanctioned, formally or otherwise, by the FDA, and (vi) there has not been any suspensions or debarments by the FDA or other federal departments and state regulatory bodies against the Company or, to the knowledge of the Company, any current or former employee of the Company.

                  3.30. Insurance

                  The Company maintains and will continue to maintain insurance with financially sound and reputable insurers in such amounts and covering such risks as is reasonably adequate and consistent with industry practice for the conduct of its business and the value of its property, all of which insurance is in full force and effect. The Company has not received notice from, and has no knowledge of any threat by, any insurer that has issued any insurance policy to the Company that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy presently in force.

                  3.31. Transfer Taxes

                  On the Initial Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and issuance of the Shares hereunder will be, or will have been, fully paid or provided for by the Company and the Company will have complied with all laws imposing such taxes.

                  3.32. Investment Company

                  The Company is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for an investment company, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

                  Each Investor severally represents and warrants to the Company as of the date of this Agreement (or, if made as of a specified date, as of such date) that:

                  (a) It is acquiring the Shares and, subject to Stockholder Approval, the Exchange Shares for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Shares or the Exchange Shares, but subject, nevertheless, to any requirement of law that the disposition of the Investor's property shall at all times be within the Investor's control, and without prejudice to the Investor's right at all times to sell or otherwise dispose of all or any part of such securities under a registration under the Securities Act or under an exemption from said registration available under the Securities Act.

                  (b) It has full power and legal right to execute and deliver this Agreement and to perform its obligations hereunder.

                  (c) It is a validly existing partnership, limited liability company, trust or corporation, as the case may be, duly organized under the laws of its jurisdiction of organization or formation.

                  (d) It has taken all action necessary for the authorization, execution, delivery, and performance of this Agreement and its obligations hereunder, and, upon execution and delivery by the Company, this Agreement shall constitute the valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

                  (e) There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of such Investor and such Investor agrees to indemnify and hold the Company harmless against any costs or damages incurred as a result of any such claim.

                  (f) It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Shares contemplated hereby. It is a "qualified institutional buyer" within the meaning of Rule 144A(a) of the Securities Act or an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act.

                  (g) Except such consents, approvals and filings, the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of the Investor to consummate the transactions contemplated by this Agreement, the execution and delivery by it of this Agreement and the performance by such Investor of its obligations hereunder and the consummation by such Investor of the transactions contemplated hereby do not require such Investor to obtain any consent, approval, clearance or action of, or make any filing, submission or registration with, or give any notice to, any governmental authority or judicial authority.

                  (h) The execution and delivery of this Agreement by such Investor do not, and the fulfillment of the terms hereof and thereof by such Investor will not, (i) violate or conflict with its partnership agreement, trust agreement, the articles of incorporation, other constitutive documents or by-laws (or other similar applicable documents) of the Investor, as applicable;
(ii) result in a breach of any of the terms, conditions or provisions of, or constitute a default (with or without the giving of notice or the passage of time (or both)) under, or result in the modification of, or permit the acceleration of rights under or termination of, any material contract to which such Investor is a party or (iii) violate any law, ordinance, standard, judgment, rule or regulation of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over such Investor or over its respective properties or businesses; except, in the cases of clauses (ii) and (iii) where such event would not be reasonably likely to have a material adverse effect on the Investor's ability to consummate the transactions contemplated by this Agreement.

                  (i) On the date of this Agreement, the Investor (1) is not an "interested stockholder" within the meaning of Section 203(c)(5) of the DGCL or
(2) has been an "interested stockholder" for a period of more than three years preceding the date of this Agreement.

SECTION 5. ADDITIONAL AGREEMENTS OF THE PARTIES

                  5.1. Resale of Shares

                  Each Investor severally covenants that it will not sell or otherwise transfer the Shares or, subject to Stockholder Approval, the Exchange Shares, except pursuant to an effective registration under the Securities Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

                  5.2. Covenants Pending Closing

                  Pending the Initial Closing, the Company will conduct its business in the ordinary course, and will not, without the Investors' prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, take any action which would result in any of the representations or warranties contained in this Agreement not being true at and as of the time immediately after such action, or in any of the covenants contained in this Agreement becoming incapable of performance. Pending the Initial Closing, the Company will promptly advise the Investors of any action or event of which it becomes aware which has the effect of making materially incorrect any of such representations or warranties or which has the effect of rendering any of such covenants incapable of performance.

                  5.3. Further Assurances

                  The Company and each Investor shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. The Company and each Investor shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

                  5.4. Investor Designees

                  (a) For so long as WP Owns at least two thirds of (i) the aggregate number of Shares acquired by it on the Initial Closing Date, or (ii) in the event the Exchange occurs, the aggregate number of shares of Common Stock Owned by WP immediately after giving effect to the Exchange (the "Exchange Date Shares"), then, subject to applicable law and the rules and regulations of the SEC and NASDAQ Stock Market, the Company will nominate and use its reasonable best efforts to cause to be elected and cause to remain as directors on the Board two individuals designated by WP (each, an "Investor Designee" and collectively, the "Investor Designees").

                  (b) In the event Section 5.4(a) is no longer applicable and for so long as WP Owns at least 50% of (i) the aggregate number of Shares acquired by it on the Initial Closing Date, or (ii) in the event the Exchange occurs, the Exchange Date Shares, then, subject to applicable law and the rules and regulations of the SEC and NASDAQ Stock Market, the Company will nominate and use its reasonable best efforts to cause to be elected and cause to remain as a director on the Board, one Investor Designee.

                  (c) Subject to applicable law and the rules and regulations of the SEC and NASDAQ Stock Market, for so long as at least one Investor Designee continues to serve as a director on the Board, the Company will use its reasonable best efforts to cause one of the Investor Designees to be a member of each principle committee of the Board.

                  5.5. Subscription Right

                  (a) If at any time after the date hereof, the Company determines to issue equity securities of any kind (for these purposes, the term "equity securities" shall include, without limitation, Common Stock, warrants, options or other rights to acquire equity securities convertible or exchangeable into equity securities) of the Company (other than: (i) to the public in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act; (ii) the issuance of equity securities to employees, officers or directors of, or consultants or advisors to the Company pursuant to any employee benefit plan approved by the Board; (iii) any equity securities issued as consideration in connection with an acquisition, merger or consolidation by the Company provided such acquisition, merger or consolidation has been approved by the Board; (iv) securities issued in connection with licensing, marketing or distribution arrangements or similar strategic transactions approved by the Board; (v) stock issued or issuable pursuant to any rights or agreements outstanding as of the date of this Agreement, including warrants outstanding as of the date of this Agreement to purchase up to 1,706,893 shares of Common Stock, and stock issued pursuant to any such rights or agreements granted after the date of this Agreement approved by the Board; provided that the subscription rights established by this Section 5.5 apply with respect to the initial sale or grant by the Company of such rights or agreements; (vi) shares of Exchangeable Preferred Stock issued as dividends with respect to the Shares purchased by the Investors hereunder, or (vii) shares of Common Stock issued or issuable upon exchange of the Exchangeable Preferred Stock) then, for so long as WP Owns at least two-thirds of (i) the aggregate number of Shares acquired by it on the Initial Closing Date, or (ii) in the event the Exchange occurs, the Exchange Date Shares, the Company shall:

                  (1) give written notice to WP setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the "Proposed Securities"), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; (C) the amount of such Proposed Securities; and (D) such other information as WP may reasonably request in order to evaluate the proposed issuance; and

                  (2) subject to applicable law and the rules and regulations of the SEC and NASDAQ Stock Market, offer to issue to WP upon the terms described in the notice delivered pursuant to Section 5.5(a)(1) above, a portion of the Proposed Securities equal to (i) the percentage of the Common Stock (including the Exchange Shares issuable upon the Exchange, if the Exchange has not occurred) Owned by WP immediately prior to the issuance of the equity securities relative to the total number of shares of Common Stock (including the Exchange Shares issuable upon the Exchange, if the Exchange has not occurred) outstanding immediately prior to the issuance of the equity securities, multiplied by (ii) the total number of Proposed Securities. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Proposed Securities to WP if it would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

                  (b) WP must exercise its purchase rights hereunder within 5 Business Days after receipt of such notice from the Company. To the extent that the Company offers two or more securities in units, WP must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit.

                  (c) Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that WP has not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to WP.

                  (d) The election by WP not to exercise its subscription rights under this Section 5.5 in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving WP the rights described in this Section 5.5 shall be void and of no force and effect.

                  (e) The subscription rights established by this Section 5.5 shall not apply to, and shall terminate upon a consolidation, merger, reorganization or other form of acquisition of or by the Company in which the Company's stockholders immediately prior to the transaction retain less than 50% of the voting power of or economic interest in the surviving or resulting entity (or its parent), or a sale of the Company's assets in excess of a majority of the Company's assets (valued at fair market value as determined in good faith by the Board).

                  (f) Injunctive Relief. The Company and WP hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party to perform any of its obligations set forth in this Section 5.5. Therefore, the Company and WP shall have the right to specific performance of such obligations, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, each of the Company and WP hereby waive the claim or defense that the party instituting such action or proceeding has an adequate remedy at law.

                  5.6. Consents and Approvals; Proxy Statement

                  (a) From and after the date hereof, the Company shall use its reasonable best efforts to obtain as promptly as practicable any consent or approval of any Person, including any regulatory authority, required in connection with the transactions contemplated hereby.

                  (b) From and after the date of the Initial Closing, the Company shall use its reasonable best efforts to obtain as promptly as practicable any vote of stockholders necessary for approval of the Exchange

("Stockholder Approval"). In furtherance of the foregoing statement, as promptly as reasonably practicable after the date hereof and in any event no later than March 25, 2005, the Company shall prepare and file with the SEC, and shall use its reasonable best efforts to have cleared by the SEC, a preliminary proxy statement, and as soon as practicable thereafter (subject to applicable waiting periods under the Exchange Act, review by the SEC or as required by the Organizational Documents and applicable law) file with the SEC and promptly thereafter mail a definitive proxy statement to the Company's stockholders (the "Proxy Statement"). The Proxy Statement shall contain the recommendation of the Board, to the extent consistent with its fiduciary duties, that the Company's stockholders approve the Exchange in accordance with the Organizational Documents and applicable law, including without limitation, the requirements of NASD Rule 4350. WP will be given a reasonable opportunity to review and comment on drafts of the Proxy Statement and the Company will use its reasonable best efforts to accept comments thereto given by WP and its representatives. The Company shall promptly take all action necessary in accordance with applicable law and its Organizational Documents to convene a meeting of the Company's stockholders, no later than May 30, 2005 or, if such date is impracticable due to review by the SEC, as soon as practicable thereafter. To the extent consistent with its fiduciary duties, the Company shall use its reasonable best efforts to solicit from the Company's stockholders proxies in favor of the Exchange and shall take all other action reasonably necessary to secure Stockholder Approval.

                  5.7. Use of Proceeds

                  The proceeds received by the Company from the issuance and sale of the Shares shall be used by the Company for working capital and other general corporate purposes.

                  5.8. Takeover Statute

                  If any Takeover Statute shall become applicable to the transactions contemplated hereby, including without limitation any takeover provision under the laws of the State of Delaware, the Company and the members of the Board shall, to the extent consistent with its fiduciary duties, grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use their reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

SECTION 6. INVESTORS' CLOSING CONDITIONS

                  The Investors' obligations to purchase the Shares at each Closing shall be subject to the performance by the Company of its agreements theretofore to be performed hereunder and to the satisfaction (or waiver), prior thereto or concurrently therewith, of the following further conditions:

                  6.1. Representations and Warranties

                  The representations and warranties of the Company contained in
Section 3 of this Agreement shall be true on and as of the Initial Closing Date in all material respects (except for such representations and warranties that are qualified as to materiality, which shall be true in all respects) as though such representations and warranties were made at and as of such date.

                  6.2. Compliance with Agreement

                  The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by the Company prior to or on the applicable Closing Date.

                  6.3. Injunction

                  There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

                  6.4. Counsel's Opinion

                  Each Investor shall have received an opinion, dated the applicable Closing Date from the Company's counsel, Cooley Godward LLP, substantially in the form of Exhibit E attached hereto.

                  6.5. Adverse Development

                  There shall have been no developments in the business of the Company which would be reasonably likely to have a Material Adverse Effect.

                  6.6. Directors

                  Stewart Hen and Jonathan S. Leff shall have been elected to the Board, effective on the Initial Closing Date. Subject to the applicable law and the rules and regulations of the SEC and NASDAQ Stock Market, one of the Investor Designees shall be a member of each principle committee of the Board.

                  6.7. Registration Rights Agreement

                  The Company and the Investors shall have executed the Registration Rights Agreement, the form of which is attached as Exhibit F hereto (the "Registration Rights Agreement").

                  6.8. Standstill Agreement

                  The Company and WP shall have executed the letter agreement, the form of which is attached as Exhibit G hereto (the "Standstill Agreement").

                  6.9. Rights Amendment

                  The Company and Mellon Investor Services LLC, as Rights Agent, shall have executed the Amendment to Rights Agreement, the form of which is attached as Exhibit H hereto (the "Rights Amendment").

                  6.10. Stop Orders

                  No stop order or suspension of trading shall been imposed by the NASDAQ Stock Market, the SEC or any other governmental regulatory body with respect to public trading in the Common Stock.

                  6.11. Listing of the Common Stock

                  In connection with the issuance of the Shares and the transactions contemplated hereby, the Company shall have submitted to the NASDAQ Stock Market a "Notification Form: Listing of Additional Shares" as well as any necessary supporting documentation.

                  6.12. Nasdaq Interpretative Ruling

                  The NASDAQ Stock Market shall have issued a written interpretation confirming that the transactions contemplated hereby, including the terms of the Exchangeable Preferred Stock, comply with all applicable Nasdaq rules, including the requirements of Rule 4350(i) and IM-4350-2 ("Interpretive Material Regarding the Use of Share Caps to Comply with Rule 4350(i)") and the voting rights requirements of Rule 4351 and IM-4351 ("Voting Rights Policy").

                  6.13. Filing of Certificate of Designations

                  The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the applicable Closing Date.

                  6.14. Officer's Certificate

                  Each Investor shall have received a certificate, dated the applicable Closing Date, signed by a duly authorized executive officer of the Company, certifying that the conditions specified in the foregoing Sections 6.1, 6.2, 6.3 and 6.5 hereof have been fulfilled.

                  6.15. Secretary's Certificate

                  Each Investor shall have received a certificate, dated the applicable Closing Date, of the Secretary of the Company attaching: (i) a true and complete copy of the Restated Certificate of Incorporation of the Company, with all amendments thereto; (ii) true and complete copies of the Company's By-laws, as amended, in effect as of such date; (iii) a certificate from the Secretary of State of the State of Delaware as to the good standing of the Company; (iv) certificates of good standing from the appropriate officials of the jurisdictions in each state in which the Company is qualified to do business as a foreign corporation; and (iv) resolutions of the Board authorizing the execution and delivery of this Agreement, the transactions contemplated hereby, and the issuance of the Shares.

                  6.16. Approval of Proceedings

                  All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to WP and its special counsel, Willkie Farr & Gallagher LLP. WP shall have received copies of all documents or other evidence which they and Willkie Farr & Gallagher LLP may reasonably request in connection with such transactions and of all records of corporate proceedings in connection therewith in form and substance reasonably satisfactory to WP and Willkie Farr & Gallagher LLP.

SECTION 7. COMPANY CLOSING CONDITIONS

                  The Company's obligation to issue and sell the Shares at each Closing shall be subject to the performance by each Investor of its agreements theretofore to be performed hereunder and to the satisfaction (or waiver), prior thereto or concurrently therewith, of the following further conditions:

                  7.1. Representations and Warranties

                  The representations and warranties of the Investors contained in Section 4 of this Agreement shall be true in all material respects on and as of the applicable Closing Date (except for such representations and warranties that are qualified as to materiality, which shall be true in all respects) as though such representations and warranties were made at and as of such date.

                  7.2. Compliance with Agreement

                  The Investors shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by them prior to or on the applicable Closing Date.

                  7.3. Investors' Certificates

                  The Company shall have received a certificate from each Investor, dated the applicable Closing Date, signed by a duly authorized representative of the Investor, certifying that the conditions specified in the foregoing Sections 7.1 and 7.2 hereof have been fulfilled.

                  7.4. Injunction

                  There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

                  7.5. Standstill Agreement

                  The Company and WP shall have executed the letter agreement, the form of which is attached as Exhibit G hereto (the "Standstill Agreement").

                  7.6. Rights Amendment

                  The Company and Mellon Investor Services LLC, as Rights Agent, shall have executed the Amendment to Rights Agreement, the form of which is attached as Exhibit H hereto (the "Rights Amendment").

                  7.7. Nasdaq Interpretative Ruling

                  The NASDAQ Stock Market shall have issued a written interpretation confirming that the transactions contemplated hereby, including the terms of the Exchangeable Preferred Stock, comply with all applicable Nasdaq rules, including the requirements of Rule 4350(i) and IM-4350-2 ("Interpretive Material Regarding the Use of Share Caps to Comply with Rule 4350(i)") and the voting rights requirements of Rule 4351 and IM-4351 ("Voting Rights Policy").

                  7.8. Filing of Certificate of Designations

                  The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the applicable Closing Date.

                  7.9. Approval of Proceedings

                  All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Company. The Company shall have received copies of all documents or other evidence which it may have reasonably requested in connection therewith in form and substance reasonably satisfactory to the Company.

SECTION 8. COVENANTS

                  8.1. Inspection

                  As long as an Investor Owns at least twenty percent (20%) of the outstanding Common Stock, the Company shall permit the Investor, its nominee, assignee, and its representative to visit and inspect any of the properties of the Company, to examine all its books of account, records, reports and other papers, to make copies and extracts therefrom, and provide reasonable access to and the right to consult with, its officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Investor, its nominees, assignees and representatives the finances and affairs of the Company), all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 8.1 with respect to information the Company is contractually obligated to keep confidential or secret or which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

                  8.2. Confidentiality

                  (a) As to so much of the information and other material furnished under or in connection with this Agreement (including without limitation information furnished pursuant to Section 8.1 hereof) as constitutes or contains confidential business, financial or other information of the Company, each Investor covenants for itself and its members and officers that it will use due care to prevent its officers, members, employees, counsel, accountants, consultants, advisors and other representatives from disclosing such information to Persons other than their respective authorized employees, counsel, accountants, stockholders, partners, limited partners and other authorized representatives or from using such information except as an Investor or for the benefit of the Company; provided, however, that such Investor may disclose or deliver any information or other material disclosed to or received by it should the Investor be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order. In the event of any termination of this Agreement prior to the Initial Closing Date, the Investor shall return to the Company all confidential material previously furnished to the Investor or its officers, members, employees, counsel, accountants and other representatives in connection with this transaction. For purposes of this Section 8.2, "due care" means at least the same level of care that such Investor would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive termination of this Agreement.

                  (b) Notwithstanding the foregoing or anything else contained herein to the contrary, the terms and conditions of (i) that certain Non-Disclosure Agreement dated January 11, 2005, between the Company and WP, and
(ii) that certain Non-Disclosure Agreement dated January 27, 2005, between the Company and WP, shall remain in full force and effect in accordance with their terms with respect to all confidential information of the Company disclosed to WP thereunder.

                  8.3. Lost, etc. Certificates Evidencing Shares; Exchange

                  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any Shares or Exchange Shares owned by an Investor, and (in the case of loss, theft or destruction) of an unsecured indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of securities evidenced by such certificate which remain outstanding. Each Investor's agreement of indemnity shall constitute indemnity satisfactory to the Company for purposes of this Section 8.3. Upon surrender of any certificate representing any Shares or Exchange Shares, for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Shares or Exchange Shares represented by the certificate so surrendered and registered as such holder may request. The Company will also pay the cost of all deliveries of certificates for such Shares or Exchange Shares to the office of the Investor (including the cost of insurance against loss or theft in an amount satisfactory to the holders) upon any exchange provided for in this Section 8.3.

                  8.4. Securities Law Disclosure; Publicity

                  The Company shall, at or prior to 8:30 a.m., Eastern Standard Time, on the first day following the date of this Agreement on which trading occurs on the NASDAQ Stock Market, (i) issue a press release reasonably acceptable to the Majority Investors disclosing the transactions contemplated hereby, and (ii) file a Current Report on Form 8-K with the SEC (the "8-K Filing") describing the transactions contemplated hereby and including this Agreement as an exhibit thereto, in the form required by the Exchange Act. Thereafter, the Company shall timely file any filings and notices required by the SEC or the NASD with respect to the transactions contemplated hereby. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Investor, or include the name of any Investor in any filing with the SEC (other than pursuant to the Registration Statement and exhibits to the 8-K Filing and other periodic filings made by the Company under the Exchange Act) or the NASD (other than pursuant to an application for the listing of the Shares on the NASDAQ Stock Market), without the prior written consent of such Investor, except to the extent such disclosure is required by law or NASD regulations, in which case the Company shall provide the Investors with prior notice of such disclosure.

                  8.5. HSR Act Filing

                  The Company and WP shall, as soon as practicable after the date of this Agreement, but in no event later than April 3, 2005, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") relating to the transaction contemplated by this Agreement and shall use their reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation; provided, however, that no such filing shall be made if, on or before March 15, 2005 (or such later date as agreed upon by the Company), WP notifies the Company of its determination that such filing will not be required by applicable law.

                  8.6. Insurance

                  The Company will use its best efforts to maintain all insurance, including without limitation directors and officers insurance, with responsible and reputable insurance companies or associations in at least such amounts and covering such risks as the Company has previously maintained.

SECTION 9. MISCELLANEOUS

                  9.1. Notices

                  (a) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

                  (1) if to an Investor, at the address or facsimile number set forth on Exhibit A, or at such other address or facsimile number as such Investor may have furnished the Company in writing; and

                  (2) if to the Company, at: 11080 CirclePoint Road, Westminster, Colorado, 80020 (facsimile: (303) 426-4731), Attention:
         General Counsel, or at such other address or facsimile number as it may have furnished the Investors in writing, with a copy (which shall not constitute notice) to Cooley Godward LLP, 380 Interlocken Crescent, Suite 900, Broomfield, Colorado, 80021-8023 (facsimile: (720) 566-4099), Attention: Brent Fassett, Esq.

                  (b) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by overnight courier, on the first Business Day following the date of such mailing; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

                  9.2. Expenses and Taxes

                  (a) The Company shall reimburse WP, within fifteen Business Days of such request by WP and in an amount not to exceed $250,000, all of WP's out-of-pocket fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including, without limitation, the fees and expenses of WP's attorneys, accountants and consultants employed in connection with WP's consideration, negotiation and consummation of the transactions contemplated hereby, WP's due diligence on the Company and any documentation relating to the transactions contemplated hereby.

                  (b) The Company will pay, and save and hold each Investor harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income taxes), if any, which may be payable or determined to be payable on the execution and delivery or acquisition of the Shares or the Exchange Shares.

                  9.3. Reproduction of Documents

                  This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by the Investors on the applicable Closing Date (except for certificates evidencing the Shares themselves), and (iii) financial statements, certificates and other information previously or hereafter furnished to the Investors, may be reproduced by the Company and the Investors by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the Company and the Investors may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Company or any such Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

                  9.4. Termination and Survival

                  Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time (i) by mutual consent of the Company and the Majority Investors, (ii) by either the Company or WP if the Initial Closing shall not have occurred on or prior to March 11, 2005 (unless such date is extended by mutual written consent); (iii) by the Investors, for any material breach of this Agreement by the Company; and (iv) by the Company, for any material breach of this Agreement by the Investors. In the event of termination pursuant to this Section 9.4, this Agreement shall become null and void and have no effect, with no liability on the part of the Company or the Investors, or their members, partners, directors, officers, agents or stockholders, with respect to this Agreement, except for the (i) liability of the Company for expenses pursuant to Section 9.2 and (ii) subject to the foregoing sentence, liability for any breach of any representation, warranty or covenant contained in this Agreement.

                  9.5. Successors and Assigns

                  Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. The Company may not assign its rights or obligations hereunder without the prior written consent of the Majority Investors. WP may assign its rights and obligations hereunder to not more than three (3) of its members or Affiliates or Affiliates of its members; provided, that the assignee provides the Company with written representations and warranties substantially similar to those provided in Section 4.

                  9.6. Severability

                  In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

                  9.7. Governing Law

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

                  9.8. Paragraph and Section Headings

                  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

                  9.9. Limitation on Enforcement of Remedies

                  The Company hereby agrees that it will not assert against the limited partners of any members of any Investor any claim it may have under this Agreement by reason of any failure or alleged failure by such Investor to meet its obligations hereunder.

                  9.10. Counterparts

                  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

                  9.11. Entire Agreement; Amendment and Waiver

                  This Agreement, the schedules and exhibits attached hereto constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Majority Investors.

                           [SIGNATURE PAGE TO FOLLOW.]

                                         Very truly yours,

                                         ALLOS THERAPEUTICS, INC.



                                         By:           /s/ Michael E. Hart
                                              ------------------------------
                                              Name:    Michael E. Hart
                                              Title:   President and Chief
                                                       Executive Officer



ACCEPTED AND AGREED:

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

By:      Warburg Pincus & Co.,
         General Partner


By:    /s/ Jonathan Leff
     ---------------------
     Name:  Jonathan Leff
     Title: Partner

                                    EXHIBIT A

                              SCHEDULE OF INVESTORS

                                                                   SHARES OF
                                                                 EXCHANGEABLE
                                                                   PREFERRED
                                                                     STOCK
INVESTOR NAME AND ADDRESS
Warburg Pincus Private Equity VIII, L.P.                            2,262,443
466 Lexington Avenue
New York, NY 10017
Facsimile: (212) 878-0850
Attention:  Mr. Jonathan S. Leff


with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Facsimile:  (212) 728-9222
Attention:  Steven J. Gartner, Esq.

-------------------------------------------------------------------------------

                                    EXHIBIT B

                           CERTIFICATE OF DESIGNATIONS

                                    EXHIBIT C

                          CERTIFICATE OF INCORPORATION

                                    EXHIBIT D

                                     BYLAWS

                                    EXHIBIT E

                              FORM OF LEGAL OPINION

                                    EXHIBIT F

                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT G

                              STANDSTILL AGREEMENT

                                    EXHIBIT H

                                RIGHTS AMENDMENT

                                      (iii)


                                TABLE OF CONTENTS


SECTION 1.          INTERPRETATION OF THIS AGREEMENT...........................2
         1.1.       Defined Terms..............................................2

SECTION 2.          AUTHORIZATION OF SHARES; PURCHASE AND SALE OF SHARES.......5
         2.1.       Authorization of Shares....................................5
         2.2.       Issuance of Shares.........................................6
         2.3.       Closing and Closing Date...................................6
         2.4.       Delivery...................................................6
         2.5.       Subsequent Sales of Shares.................................6

SECTION 3.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............7
         3.1.       Corporate Organization.....................................7
         3.2.       Subsidiaries...............................................7
         3.3.       Capitalization.............................................7
         3.4.       Corporate Proceedings, etc.................................8
         3.5.       Consents and Approvals.....................................9
         3.6.       Absence of Defaults, Conflicts, etc........................9
         3.7.       Reports and Financial Statements...........................9
         3.8.       Absence of Certain Developments...........................10
         3.9.       Compliance with Law.......................................10
         3.10.      Litigation................................................11
         3.11.      Absence of Undisclosed Liabilities........................11
         3.12.      Employees.................................................11
         3.13.      Tax Matters...............................................12
         3.14.      Intellectual Property.....................................12
         3.15.      Title to Tangible Assets..................................13
         3.16.      Condition of Properties...................................14
         3.17.      Transactions with Related Parties.........................14
         3.18.      Registration Statement and Prospectus.....................14
         3.19.      Registration Rights.......................................14
         3.20.      Brokerage.................................................15
         3.21.      Illegal or Unauthorized Payments;
                    Political Contributions...................................15
         3.22.      Takeover Statute..........................................15
         3.23.      NASDAQ Compliance.........................................15
         3.24.      Reporting Status..........................................15
         3.25.      No Manipulation of Common Stock...........................15
         3.26.      Accountants...............................................16
         3.27.      Internal Accounting Controls..............................16
         3.28.      Environmental Matters.....................................16
         3.29.      FDA Approval..............................................16
         3.30.      Insurance.................................................17
         3.31.      Transfer Taxes............................................17
         3.32.      Investment Company........................................17

                                       (i)

SECTION 4.          REPRESENTATIONS AND WARRANTIES OF THE INVESTORS...........17

SECTION 5.          ADDITIONAL AGREEMENTS OF THE PARTIES......................19
         5.1.       Resale of Shares..........................................19
         5.2.       Covenants Pending Closing.................................19
         5.3.       Further Assurances........................................19
         5.4.       Investor Designees........................................19
         5.5.       Subscription Right........................................20
         5.6.       Consents and Approvals; Proxy Statement...................21
         5.7.       Use of Proceeds...........................................22
         5.8.       Takeover Statute..........................................22

SECTION 6.          INVESTORS' CLOSING CONDITIONS.............................22
         6.1.       Representations and Warranties............................22
         6.2.       Compliance with Agreement.................................23
         6.3.       Injunction................................................23
         6.4.       Counsel's Opinion.........................................23
         6.5.       Adverse Development.......................................23
         6.6.       Directors.................................................23
         6.7.       Registration Rights Agreement.............................23
         6.8.       Standstill Agreement......................................23
         6.9.       Rights Amendment..........................................23
         6.10.      Stop Orders...............................................24
         6.11.      Listing of the Common Stock...............................24
         6.12.      Nasdaq Interpretative Ruling..............................24
         6.13.      Filing of Certificate of Designations.....................24
         6.14.      Officer's Certificate.....................................24
         6.15.      Secretary's Certificate...................................24
         6.16.      Approval of Proceedings...................................25

SECTION 7.          COMPANY CLOSING CONDITIONS................................25
         7.1.       Representations and Warranties............................25
         7.2.       Compliance with Agreement.................................25
         7.3.       Investors' Certificates...................................25
         7.4.       Injunction................................................25
         7.5.       Standstill Agreement......................................25
         7.6.       Rights Amendment..........................................26
         7.7.       Nasdaq Interpretative Ruling..............................26
         7.8.       Filing of Certificate of Designations.....................26
         7.9.       Approval of Proceedings...................................26

SECTION 8.          COVENANTS.................................................26
         8.1.       Inspection................................................26
         8.2.       Confidentiality...........................................27
         8.3.       Lost, etc. Certificates Evidencing Shares; Exchange.......27
         8.4.       Securities Law Disclosure; Publicity......................28

                                      (ii)

         8.5.       HSR Act Filing............................................28
         8.6.       Insurance.................................................28

SECTION 9.          MISCELLANEOUS.............................................28
         9.1.       Notices...................................................28
         9.2.       Expenses and Taxes........................................29
         9.3.       Reproduction of Documents.................................29
         9.4.       Termination and Survival..................................30
         9.5.       Successors and Assigns....................................30
         9.6.       Severability..............................................30
         9.7.       Governing Law.............................................30
         9.8.       Paragraph and Section Headings............................30
         9.9.       Limitation on Enforcement of Remedies.....................30
         9.10.      Counterparts..............................................31
         9.11.      Entire Agreement; Amendment and Waiver....................31



Exhibit A         Schedule of Investors
Exhibit B         Certificate of Designations
Exhibit C         Certificate of Incorporation
Exhibit D         Bylaws
Exhibit E         Form of Legal Opinion
Exhibit F         Registration Rights Agreement
Exhibit G         Standstill Agreement
Exhibit H         Rights Amendment




                                     (iii)